Exhibit 99.2

MONACO COACH CORPORATION

Moderator: Kay Toolson

10-21-03/12:30 p.m. CT

Confirmation # 631791

MONACO COACH CORPORATION

Moderator: Kay Toolson

October 21, 2003

12:30 p.m. CT

Operator:  Good day and welcome to the Monaco Coach Corporation third quarter earnings conference call.  Today’s call is being recorded.

Before we begin, let me read the following Safe Harbor Statement.  Certain statements made during the course of this conference call may be forward-looking.  These statements are based on current information and expectations and involve a number of risks and uncertainties.  Actual results and events may differ materially from those projected in such statements due to various factors.  For more information concerning these and other possible risks, please refer to the company’s most recent Form 10-K, Forms 10-Q, and other filings with the SEC.  These filings can be accessed on the SEC’s Web site at www.SEC.gov.

We will now turn the call over to Mr. Kay Toolson, Chairman and CEO.  Please go ahead, sir.

Kay Toolson:  Thank you Nancy.  Thank you all and welcome to our third quarter financial results and business update report.  Reporting with me today are John Nepute our company President, and Marty Daley our Chief Financial Officer.  We also have other members of our senior management team for the question-and-answer period.

We made some very difficult decisions during the past 12 months, and are pleased to report that we now hiring employees back as we have begun to ramp up production, both in our Indiana and Oregon facilities.  The introduction of our new ‘04 products has been well received both by our dealer partners, and in the retail marketplace.

We just completed a major retail show with our dealer partners in southern California.  And our sales were up significantly from last year.  While there are no guarantees the economy will continue to gain strength, we are confident that our products will more than hold our own in the marketplace.

I will now turn the call over to Marty to report on our financial results.  Marty.

Marty Daley:  Thank you, Kay.  For the third quarter of 2003 net sales were $303.2 million compared to $314.7 million in 2002, a decrease of 3.7 percent.  Gross diesel motorized sale revenues were down 3.5 percent, while gas motorized were down 15.4 percent, and towables were down 0.9 percent.

Diesel products accounted for 79 percent of our third quarter revenues, while gas products were 13 percent and towables were eight percent.  We expect our fourth quarter sales to be between $290 and $300 million based on our production run rates.  For 2004 we expect sales to be between $1.2 and $1.26 billion.  We are increasing our production run rates beginning next week which will allow us to achieve these sales revenue levels.  Our Indiana motorized run rates will increase from 85 units per week to 100 units per week.  And our Oregon motorized run rates will increase from 59 units per week to 63 units per week.

With our finished goods now at our target amount, our production levels at 61 percent of capacity will be inline with our retail demand, although, we are still below the level of production prior to our cut back earlier this year.  Additionally, the increase in production will be on lower price gasoline motor homes and class C models.  Therefore, our current mix of products will lower our average selling price.

Gross profits for the third quarter of 2003 decreased to $36.7 million or 12.1 percent of sales which was down from 13.6 percent of sales in the third quarter of 2002.  The decrease in gross margin over the prior year was primarily due to higher indirect costs as a percentage of sales due to lower production run rates.  And increased sale discounts.

With our lower run rates, and the strength in wholesale market, we reduce finished goods inventory by $25.6 million during the quarter.  Our discounting in the third quarter decreased by half a percent sales compared to our second quarter.

Our gross margin in the fourth quarter, should continue to improve to between 12 and 12-and-a-half percent as the general market conditions continue improving.  In 2004, we expect ratable improvements throughout the year in gross margin which should result in a margin of 13-and-a-half percent at the end of the year, and should average about 13 percent for the year.

SG&A as a percentage of sales was eight-and-a-half percent compared to 7.2 percent in last year’s third quarter.  The increase in cost as a percentage of sales was due to higher level of retail sales promotions in the third quarter of 2003.  Our retail sales promotions included incentives, directly to retail customers, as well as incentives to dealerships based on retail sales activity.  Our promotional activity on the retail side also helped us move product on the wholesale side.

We expect our promotion activity to decrease in the fourth quarter, which should reduce our SG&A expenses to between eight and eight-and-a-quarter percent.  As we continue to work down SG&A in 2004, we expect to end the year at seven-and-a-quarter percent, and average about seven-and-a-half percent for the year.

Operating income for the third quarter was $11.1 million or 3.6 percent of sales, down from $20 million and 6.4 percent of sales in the third quarter of 2002.  Net interest expense for the third quarter was $667,000 versus last year’s $633,000 reflecting a higher level of borrowing during the third quarter of 2003.  The company’s net income for the third quarter was $6.3 million versus last year’s $11.8 million and earnings were 21 cents per share versus 40 cents per share.

For the nine months of the year, net sales were down 8.3 percent to $845 million, gross profit was $98 million versus $122 million last year.  Operating income for the period was $21 million and net income was $11 million or 38 cents per share.  On the balance sheet, total corporate borrowings were $32.5 million at the end of the third quarter.  If you add in our book overdraft, which represents our outstanding check liability, the total was $37.2 million down from $94.6 million at the end of the second quarter.

We increased our accounts payable from the beginning of the quarter by $10 million to $77.5 million.  Accounts receivable were $106 million up from $105 million at the end of the second quarter.  Our inventory balance of $132 million was down from $161 million at the beginning of the quarter.  Raw material and work in process inventories remained relatively constant from the beginning of the quarter, while finished goods decreased by $25.7 million, to $20.9 million.

Capital expenditures, so far, in 2003 were $17 million which includes costs incurred related to our Indiana towable plant expansion, our Indiana paint shop addition, and our new Florida service center.  We anticipate capital expenditures to total approximately $21 million for 2003.  We are on track with our expectations regarding our resort property investment.  The sale of the Naples property closed in the third quarter.  And the net proceeds were received and reduced debt by $6.5 million prior to quarter end.  There are approximately 800 total planned lots in the Indiana Las Vegas resorts with 338 already developed between these two projects.  We sold twelve lots in the third quarter for a cumulative of 101 sold out of the total developed lots at these resorts, with an additional 14 on deposit.  We expect the remaining developed lots to sell over the next 12 to 24 months, and have a minimal impact on our overall earnings.

And with that, I’ll turn this over to John.

John Nepute:  Thanks, Marty.  As Marty said business is continuing to improve, but we’re still offering some retail incentives to help dealers move certain models.  The programs are now much closer to our normal level for this type of promotion than in the first half of the year.  These programs are aimed at helping dealers turn over units on their lots, and getting them to replace those units with their new models.

Inventories of our products at the dealer level dropped again in the third quarter, and are now down approximately 15 percent from the beginning of the year.  Our backlog which improves substantially in the second quarter remained at similar levels in the third quarter, despite the ramp up in production we announced in August.

On the retail side of the business, our internal numbers show our Class A retail unit sales are up 13 percent year-to-date while our towable retail is down 18 percent here to date.  Class A retail numbers reflect a continuation of the strong improvement we saw in the second quarter after getting off to a slow start in the first few months of 2003.

On the towable side of the business, we’ve seen an influx of orders for the past three months, and coupled with the first shipments of our new toy haulers, we are expecting to see improvement in our wholesale total shipments and in turn our retail towable numbers in 2004.

With regard to retail numbers, statistical surveys showed Class A retail was up 16.3 percent in August, and 9.2 percent year-to-date with our share of that market at 17.2 percent.  Diesels continued to be just over 42 percent of the Class A market.  And our share of the diesel market is an industry leading 30 percent.

Interestingly, in terms of the gas side of the market, while we are still the number four position year-to-date with an eight percent market share through August we are in the third spot the last two months.  In August, our gas market share was 10 percent.

On the total side, travel trailers and fifth wheels were up 10.3 percent in July and up 8.7 percent year-to-date through July with our share of that market, 1.3 percent.

We continue to be pleased with the overall improvement in the RV industry and in our order picture from the first of the year.  Acceptance by dealers and consumers of the ‘04 models appears to be good.  The recent ramps up in production, our plants are starting to run more efficiently.  And as Marty mentioned earlier, if the order picture continues like it’s been the last few months, we should be poised for additional improvements in our margins.

And with that, I’ll turn this back to Kay.

Kay Toolson:  Thank you, John.  We are pleased and excited about the future for our company.  I want to personally thank both our strong management team and all of our employees for their hard work and dedication to continuing to make our company and our products better.  And we will now open the call up for any questions you may have.

And we will start with Scott Stember or Sidoti & Company.

Scott Stember:  Good afternoon, gentlemen.

Scott Stember:  Could you talk about how your retail promotions have helped you move some product out in the field.  Where do you stand roughly or generally speaking with ‘03 models still out on the lots?

John Nepute:  We’re in pretty good shape overall in terms of our inventories.  We’re in very good shape with the majority of our models in terms of ‘03 products right now.  There are a few models we probably are targeting in terms of additional incentives, but as I said, that’s fairly normal every year that you have one or two stragglers if you will.  So we’re in good shape.

Scott Stember:  Going back to capacity utilization, if I heard correctly your targeted rate after you do your next production increase will be about 60 percent.  Could you talk about what it was before we had the slow down at the beginning of the year?

Marty Daley:  Actually, before we had the slowdown we were close to 70 percent of capacity at that point in time.

Scott Stember:  OK.  And right now, you’re probably in a 50 percent range?

Marty Daley:  Yes, we had dropped down initially to when we did our lay off and reduced our run rates.  We dropped to about 50 percent.  And we had that slight increase that we announced prior that took us to maybe 54 percent.  And now this increase will get it at about that 60 percent.

Scott Stember:  OK.  And as far as you announced that you hired back some employees, is that across all product lines?

Marty Daley:  Yes, it is.

Operator:  Our next question comes from Craig Kennison of Robert W. Baird.

Craig Kennison:  Congratulations on a strong quarter.  The first question has to do with the diesel market, really our strong category.  And we have (Winnebago) out there with new products targeting the diesel market.  In your view, how credible is this product offering?  And what are your plans to combat that?  And do those plans include any discounting activity?  Thanks.

John Nepute:  Well Winnebago is certainly a good competitor.  There have been a number of manufacturers that have come out with diesel products over the last two or three years.  I think pretty much everybody in the industry that’s in motor homes, selling motor homes right now has got a product like that.  So I’m sure they’ll be a good competitor.  I think we can stand up very well against their models.  It’s not something that would be totally unexpected, and not something that we’re necessarily real worried about.

Craig Kennison:  Are there any selective product lines where you might choose to discount to be proactive in that regard?

John Nepute:  I think our models that would compete against the products that are being offered are standing pretty tall right now, we feel.  And we price our models up against everybody that competes in those price points, not just Winnebago.

Craig Kennison:  With respect to your expansion in the towable categories with some of the toy haulers, could you give us an idea of what the margin profile of those products are?

John Nepute:  They’re a little bit lighter than the motorized.  If you were to look at the two categories, but really the key on the towables, I think we said this several times is to drive the volume through your plants.  And so at that point, it’s going to be a focus for us as we move to the 2004 model all year.

Operator:  Our next question comes from Michael Millman of Millman Research Associates.

Michael Millman:  Thank you.  Marty, in talking about next year, could you give us some idea at least by the end of the year, what operating rate do you expect to be at or what operating rate is assumed in your projection.  And also, could you give us some idea of what kind of gross margin is possible in the current environment if things were going very well.  Also, to what extent are the more gas and more (seeds) in your mix reducing that potential margin, if my assumption that those products have a lower margin is correct.

Marty Daley:  First of all, in talking about where we could be in terms of run rates by the end of next year, I think we would just need to have some very modest increases in the run rates to get us to those sales levels from where we’re at at this increase in run rates.  So we should be in good shape there.

In terms of the margins, what we’ve laid out as our expectations for next year is looking in to a favorable environment going forward for that year.  In terms of margins, those expectations would hold through.  Although, we would expect, as things continue in to the following year, that then obviously we could gain better margins even still.

Michael Millman:  Wondering too, when you say next year you could get even better margins, where you think it can fall out.  My question was to what extent do the As and the gas impact the margin profitably or negatively.

Marty Daley:  As John mentioned it’s a similar discussion with towables where the initial increase in those type of units would be slightly lower than our average margins out there.  But as we’re able to actually increase the volume in those products, then the margins can start to approach the same margins we’re getting in other products.

So it shouldn’t be too much of an impact in terms of what the margins will be.  They will be slightly less but not significantly.  And also in terms of there will be an impact on the average selling price, overall of our motorized products, that would get us to those sales revenues as well.

Michael Millman:  Do you think just to push this, that you can achieve 14-and-a-half percent, gross margins at some point or maybe even higher if things went your way?

Marty Daley:  Yes, obviously, we’re not looking to do that in to next year, but the following year, we certainly feel we can get closer to those kinds of margins.

Operator:  We will now go to John Diffendal of BB&T Capital Markets.

John Diffendal:  I don’t believe I saw on the new release that you actually broke down your gas and diesel units.  You had A units and towables.  Could you do that for us?

Marty Daley:  You wanted the Class A diesel versus gas?

John Diffendal:  Yes.  It said that your third quarter motor homes were 1,751 and towables were 685.

Marty Daley:  On the Class A gas we had 430 units, and diesel were 1,302.

John Diffendal:  You mentioned backlogs were sort of flat.  Is there any unit number or dollar number that you feel comfortable in giving us just to give us a sense of that sort of gross number?

John Nepute:  Currently we’re close to about 275 to 290 depending on the week.  It’s run right in there, it has been for several weeks now.

John Diffendal:  And can you give us a little better color on your ‘04 model year, give us a sense on what you feel is doing well.  What’s selling through pretty well?  And what may possibly be lagging behind a little bit?

John Nepute:  We’re actually doing pretty well with our lower-end motorized products.  I think we mentioned on our last call that on the gas units, we’re not painting some of our gas units.  That seems to have gone over real well.  We also come out with some products that for us are pretty low price, I think that’s for the main stream gas market is probably in the mainstream.  But we’ve done real well with those on our dealer lots as well.

Probably the most competitive part of the market right now is, I wouldn’t call them the low end diesel market, but sort of the tier right above that.  A lot of people are in that market right now and it’s very competitive.  We’re working real hard to make sure we get our share of those sales.

John Diffendal:  There wasn’t any new additional product in that area, but just the same one that you just - a little sharper pencil maybe?  Is that correct?  I mean in that particular tier, that is lower but not quite lowest?

John Nepute:  There certainly has been other manufacturers that have had models in that price point.

John Diffendal:  Inventories, you mentioned, you’ve gotten close to what your year end goal was at the end of the quarter.  Going forward, do you expect to still try to hold a $20 million finish goods inventory level?

Marty Daley:  Yes, our goal is try to and keep it around that level.  That gives us just short of a weeks’ worth of production, which is where we’re most comfortable.  Although, we can fluctuate up or down.

John Diffendal:  Your margins obviously are turning.  When you look at the quarter finished up did it happen late in the quarter?  What was it that allowed the margins to start to spring up to get to the point now where you’re increasing production?

Marty Daley:  Actually it was later in the quarter.  It’s always hard to predict how things are going to go on your initial sales in to the quarter.  When it comes down to the last few weeks of the quarter is when you really see how the sales end up there.  That gives you the confidence that what you’re hearing in the market really is affirmed and that we can go ahead and do those production increases to do that.

So it was really later in the quarter that those things firmed up, that we exceeded our sales expectations for the quarter and were able to get where we got.

Operator:  We will now go to Rick Fradin of CMF Capital.

Rick Fradin:  A question on the fourth quarter gross margin guidance.  It looks like on a pretty similar maybe slightly lower sales level you’re expecting the gross margin to still be maybe 150 or so basis points down from where it was fourth quarter of ‘02.  And I guess, I’m hoping to get some perspective on how much of that is mix versus how much of that is maybe still higher levels of promotion and discounting versus capacity utilization or whatever else may be contributing to that.

Marty Daley:  When you look in terms of those pieces, you’ve almost got a pretty even split between how much still relates to production run rate impact versus the sales discount impact.

Rick Fradin:  Is mix not an important driver there at the lower gross margin in the fourth quarter versus year ago?

Marty Daley:  No, it will have a small impact, but not as much of an impact.  It’s just the overall run rates themselves.

Rick Fradin:  Can you give the year ago figures to compare to the third quarter gas, diesel and towable unit sales?

Marty Daley:  Yes, last year’s third quarter the gas was 467 units, diesel was 1,445.  Class C’s were 129.  And towables were 805.

Operator:  Our next question comes from Barry Vogel of Barry Vogel and Associates.

Barry Vogel:  As far as inventories, at the end of December what’s your goal for total dollars of inventories?

Marty Daley:  Right now we’re at $131 million of inventories.  And I would expect with some increases in our production run rate, that we are probably going to increase a little bit in terms of raw material and work in process inventories because of that.  So we could be another $5-$10 million higher than we are now.

Barry Vogel:  All right, if it says you may be at $140 million at the end of the year?

Marty Daley:  Right.

Barry Vogel:  As total motor home capacity, for ‘04, any major change in mix, what is your capacity in units across the company in motor home production on a normalized basis?

Marty Daley:  Our capacity in terms of a weekly number is about 265 units per week, based on really about 240 days of production.

Barry Vogel:  How many weeks is that?

Marty Daley:  That’s 48.

Barry Vogel:  OK.  And total towable capacity with the completion of your project?

Marty Daley:  The total and the number I just gave you on capacity of 265 is motorized just to clarify.

Marty Daley:  And then the total capacity is 120.

Barry Vogel:  Same basis 48 weeks?

Marty Daley:  Yes.

Barry Vogel:  Do you have any idea of what your capital expenditures might be next year as well as depreciation and amortization?

Marty Daley:  We’re kind of firming those things up right now, but it’s looking like we’re going to be spending less than we did — or expect to spend this year.  So we could be closer to $12 to $14 million in cap ex.

Barry Vogel:  And what about D&A?

Marty Daley:  That should be about $10 million.

Barry Vogel:  Can you give us your assessment as to what the next major product improvement in motor homes might be now that a lot of people are adding quads to their repertoire.  The full body paint is now going in to the gas, which I think is a very positive thing.  I think it’s going to help the industry a lot.  What’s your idea of what the next major thing might be for product improvements in the industry?

Kay Toolson:  I wish I had that crystal ball, Barry.  I appreciate you thinking that I might have.  The quad slides are very popular.  They’re still certainly not accounting for more than maybe 15 or 20 percent of our sales.  We expect that to continue to grow some.  Full body paint is probably having a bigger impact.  Our products are doing very well in the marketplace.  In fact, our diesel registrations were up as a percent of total market in August to 32 percent of the market.  So our diesel products are doing incredibly well.  We expect that to continue.

As far as what other new exciting things are coming we’re working on a variety of things.  But certainly we’re not going to give those out over this conference call for our competitors.  But, it’s a great market.  As we get better plant utilization our margins will continue to improve, and we think our products are dialed in to the market place.

Barry Vogel:  Do you have any idea roughly what the percentage of your motor homes shipped this year might be full body paint versus what they were last year.

Kay Toolson:  I’m guessing right now that at least 45 or 50 a week additional over what we were full body painting last year are being painted right now.

Barry Vogel:  Roughly what percentage of the output are getting full body paint, gas and diesel combined?

Kay Toolson:  Probably 70 — 60 — 65 percent I’d guess.

Barry Vogel:  All your Class A’s this year probably will be full body paint.

Kay Toolson:  Right.

Barry Vogel:  Which price points are most competitive?

Kay Toolson:  It seems that a lot of people have jumped in to that $160,000 - $180,000 price range, wholesale.  There’s a lot of people in that market that seem to be the most competitive.  We’re doing very well in that market, and expect we’ll continue to.  But that seems to be a popular place for people to jump to.  I think that’s driven by probably different special chasses with engine sizes and that type of thing.

Operator:  Our next question comes Jeff Tryka of Delafield Hambrecht.

Jeff Tryka:  You mentioned just briefly the southern California show.  Could you go in to some of the more recent shows and the type of ordering activity you’ve seen and interest most specifically on the retail side of it?

Kay Toolson:  We have in the fall of the year, we don’t have as many major shows as the spring, obviously, when the show season really kicks off is in January other than our big national show which is in Louisville, Kentucky the week after Thanksgiving for wholesale.

But the retail shows, there’s always this big one in Pomona, California every year.  Traffic, I don’t have the final attendance report yet from that show, but I understand it was up from last year.  Our sales were up significantly from last year across the board.  And we were very pleased by that.

Harrisburg Pennsylvania was a recent show, and we had very good results of that show.  Our products were well received.  The FMCA show that was earlier than that in Buffalo, New York —

there were some issues with state law and some things like that did curtail attendance.  So sales were off at that show, but I think it was more driven by attendance and issues with some things going on there, rather than interest in the product.

Everybody’s telling us that their results, their dealer traffic is up on the lots with our dealer partners.  They’re saying that their retail traffic is up.  I can tell you our retail sales are doing very well.  Our internal numbers are showing some very strong results.  And we expect that continue.

Jeff Tryka:  With the strength in retail, and with obviously your dealer inventory still kind of low relative to where they were a year ago, do you expect you might see some additional strength in order from your dealers to play catch up there?

Kay Toolson:  Yes, we do.  We’re seeing that on some lines right now as you stretch out your backlog, dealers obviously get the more excited to order products so they make sure the aren’t caught short.  We’re seeing that on some product lines right now, we pick up.  We’re optimistic that we may be able to continue to ramp up some lines if the market continues to hold strong, but there’s certainly no guarantees.  We expect if the economy holds strong, and the business climate holds good, consumer confidence is strong that we’ll be able to continue ramp ups in to next year.

Operator:  And our next question comes from Cheri Badri of William Blair.

Cheri Badri:  Given your improvement in the cash flow, do you have an estimate for next year’s average debt level and interest expense?

Marty Daley:  We haven’t really put anything together in terms of the forecast on that.  Although, I would anticipate being around a level at the end of the year of $32 million again, or maybe a little bit higher based on increasing some inventory levels.  But I think then we’d have a steady declining through to the end of the year.  So we should come in at least half of that by the end of the year, and maybe have come cash on the balance sheet to go with that term debt that’s out there at that point in time.

So average interest expense should be $1 million or so.

Operator:  And we have a follow up question from Michael Millman of Millman Research Associates.

Michael Millman:  One, give us some idea of what incremental margins look like.  It sounds like it doesn’t really matter based on the motorized what you’re making.  And secondly, it appears from what you said about run rates that your assumptions through ‘04 don’t include much of an increase from where you’re seeing the market currently.  Is that, in your opinion, being overly conservative?

Marty Daley:  In terms of the run rate, we did mention that we will have to increase some production run rates along the way to make that happen.  But in addition to where we’re at now, though, it does put us in a position to produce a lot more sales revenue in next year in particular.  And in the first half of the year, when we have more production days in each of the first and second quarters versus the third and fourth quarter.

So for similar sales revenue in the third and fourth quarter, we will need to have some ramp ups to make that happen.  We think that it will take the improvements and increases in production run rates to make that achievable.

In terms of incremental margins, our best guidance is based on what we’ve discussed, what the increase in production rates is and our expected increase in margins because of that.

Michael Millman:  Just clarify this average $1 million interest — is that suggesting that the quarterly interest expense will approximately a quarter of that?

Marty Daley:  That’s correct.

Kay Toolson:  Thank you all for participating in this call.  We’re certainly pleased to hold the call and looking forward to the future for our company.  Thanks a lot and look forward to talking to you next year if not before.

END